EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use and incorporation by reference in this registration statement on Form S-4 of our report dated June 10, 2010, relating to the statement of revenues and certain expenses of 303 Second Street property (which expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), included and incorporated by reference in the registration statement.

We also consent to the references to us under the headings “Summary Historical Financial Data,” “Selected Consolidated Financial Data” and “Experts” in such prospectus.

/S/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 30, 2010